Exhibit 10.16

BRC INC.
1144 S 500 W
SALT LAKE CITY, UT 84101

December 22, 2023

Mr. Christopher Mondzelewski

SUBJECT: CEO PROMOTION COMPENSATION

Dear Mr. Mondzelewski:

It is with great pleasure that I am able to notify you that BRC Inc. ("the Company") is hereby offering you the following compensation in connection with your previously announced promotion to President, CEO and Director, effective January 1, 2024.

The proposed compensation is the following:

1)Annual Salary: Increased to $600,000.00, effective January 1, 2024.
2)Target Bonus: You will be eligible to participate in the Company's Annual Incentive Plan (AIP) as modified by the Company from time-to-time in its sole discretion and business judgment. Your target bonus is increased from 75% to 100% of your base salary.
3)Equity Grants: You will be eligible to participate in the Company's Long-Term Incentive Plan, at the discretion of the Compensation Committee of the Company's Board of Directors. We anticipate issuing you a grant at the next annual grant cycle, anticipated in March of 2024, of a grant-date fair market value of $2.5 million, composed of 25% restricted stock units, 75% stock options in the Company's common stock, vesting pursuant to the Company's standard terms and subject to the Company's 2022 Omnibus Incentive Plan.
4)You will retain your current severance arrangements and indemnification arrangements, pursuant to the existing agreements you have with the Company.
5)As previously announced, you will have a seat on the Board of Directors.

The above-mentioned items are substantially the items that are material to the internal offer with promotion but are not all-inclusive of the Company's benefits and do not contain all provisions. The Company's benefit plans and providers are subject to change. Only the actual Company Policies and Benefits Plan Documents govern the eligibility and administration of the benefits.

Please indicate your acceptance and by signing below and returning this offer letter to me. Sincerely,

/s/ Katy Dickson
Katy Dickson, Lead Independent Director

I, Christopher Mondzelewski, hereby accept this offer of employment promotion by BRC Inc.

/s/ Christopher Mondzelewksi